RESCISSION AGREEMENT AND GENERAL MUTUAL RELEASE

This Rescission Agreement and General Mutual Release (this “Rescission Agreement”) is entered into on September 26, 2025 (the “Execution Date”) and effective as of July 19, 2025 (the “Effective Date”) and is by and among Healthy Extracts Inc., a Nevada corporation (the “Buyer”), Gummy USA LLC, a Florida limited liability company (the “Company”), and Donald Swanson, an individual (“Swanson”). Each of the Buyer, Company, and Swanson may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties are parties to that certain Membership Interest Purchase Agreement (the “Purchase Agreement”) dated July 19, 2025. Capitalized terms not defined in this Rescission Agreement shall have the meaning set forth in the Purchase Agreement;

WHEREAS, pursuant to Section 6.9 of the Purchase Agreement, the Purchase Agreement may be amended only by an agreement in writing signed by each party thereto;

WHEREAS, the Parties, constituting all of the parties to the Purchase Agreement, desire to rescind the transactions contemplated by the Purchase Agreement without any liability or obligation on the part of the other Parties except as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.The Purchase Agreement shall have no effect and is void in its entirety as of the Effective Date and other than as set forth in this Rescission Agreement no Party shall have any further rights or legal obligations thereunder.

2.On the Execution Date, or thereafter if indicated below, the following shall occur:

A.Swanson shall execute an Irrevocable Stock Power, a copy of which is attached hereto as Exhibit A, transferring all of the Purchase Shares to the Buyer, effectively cancelling the issuance of the Purchase Shares in its entirety (the “Buyer Share Cancellation”);

B.Swanson shall execute a Resignation, a copy of which is attached hereto as Exhibit B, resigning as an officer and director of Buyer (the “Swanson Buyer Resignation”);

C.Buyer shall execute a Membership Interest Transfer Power, a copy of which is attached hereto as Exhibit C, transferring all of the membership interests in the Company to Swanson (the “Company Unit Transfer”);

D.immediately following the Company Unit Transfer, the Sole Member of the Company shall execute a Member Resolution, a copy of which is attached hereto as Exhibit D, appointing Swanson as Manager of the Company;

E.immediately following the Swanson Buyer Resignation, the Board of Directors of Buyer shall execute a Unanimous Written Consent, a copy of which is attached hereto as Exhibit E, (i) approving this Rescission Agreement, (ii) acknowledging the Swanson Buyer Resignation, and (iii) confirming the Buyer Share Cancellation; and

F.within four (4) business days of the Execution Date, Buyer will prepare and file with the Securities and Exchange Commission a Current Report on Form 8-K describing the transactions in this Rescission Agreement.

3.Mutual General Releases. The Parties do hereby fully, finally, irrevocably, and unconditionally release and forever discharge and release each other, and all their past, present and future affiliates, heirs, successor trustees, personal representatives, beneficiaries, insurers, representatives, employees, agents, attorneys, predecessors, successors and assigns, from any and all actions, causes of action, demands, obligations, promises, claims or demands for damages, and/or liabilities of any and every kind and nature whatsoever, known or unknown (except for obligations expressly set forth in this Agreement), suits, judgments, liabilities, debts, sums of money, accounts, costs, expenses, compensation, covenants, or interests in law, equity or otherwise, pertaining in any way to the transactions contemplated by the Purchase Agreement.

4.Mutual Non-Disclosure. Each Party (the “Recipient”) understands that another Party (the “Discloser”) has disclosed Confidential Information related to the Purchase Agreement. “Confidential Information” shall mean any and all technical and non-technical information that is transmitted or otherwise provided by or on behalf of Discloser, in any form, whether in writing, orally or visually, whether or not tangible, either before, on or after the date hereof. Confidential Information includes proprietary or confidential information of any third party who may disclose such information to the Discloser in the course of the Discloser’s business. Confidential Information shall also include, without limitation, financial information and statements, reports, analyses, forecasts, budgets, compilations, data, studies, products, processes, methods, designs, services, marketing and business plans, client lists, price lists, cost information, technical information, information about employees, contracts, software object code and source code, production reports, plans or information, specifications and documents, computer programs, disks, tapes, or other information stored in magnetic or electronic media, and memoranda, notes, records, or other documents incorporating or embodying such information. Each of the Parties, as Recipient, agrees that such Recipient will not disclose the Confidential Information to a third party without the prior written consent of the Discloser.

5.Exclusions from Nondisclosure and Nonuse Obligations. The obligations under Paragraph 4 (“Nondisclosure and Nonuse Obligations” ) of each of the Parties, as Recipient, with respect to any portion of the Confidential Information of the other party, as Discloser, shall not apply to such portion that such Recipient can document:  (a) was in the public domain at or subsequent to the time such portion was communicated to such Recipient by such Discloser through no fault of such Recipient, (b) was rightfully in such Recipient’ s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to such Recipient by such Discloser, or (c) was developed by employees or agents of such Recipient independently of and without reference to any information communicated to such Recipient by such Discloser.

6.Miscellaneous.

A.Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the Parties any rights or remedies.

B.Governing Law/Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any dispute arising from the Agreement shall be decided solely and exclusively by State or Federal courts located in Clark County, Nevada. The Parties agree to submit to the personal and exclusive jurisdiction of the State or Federal courts located in Clark County, Nevada.

C.Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

D.Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any State or Federal court located in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereto (a) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (b) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

E.Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

F.Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall re-execute original forms hereof and deliver them in person to all other Parties. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

G.Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the Parties hereto agree that the prevailing Party or Parties shall be entitled to recover from the other Party or Parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

“Buyer”	“Company”

Healthy Extracts Inc.,	Gummy USA, LLC,
a Nevada corporation	a Florida limited liability company

/s/ Kevin “Duke” Pitts	/s/ Robert Madden
By:Kevin “Duke” Pitts	By:Robert Madden
Its:President	Its:Manager

“Swanson”

/s/ Donald Swanson
Donald Swanson

Exhibits:
A	Irrevocable Stock Power – Purchase Shares
B	Swanson Resignation
C	Membership Interest Transfer Power – Company Units
D	Company Member Resolution
E	Buyer Directors Resolution